EXHIBIT 10 (j)

COMPUTER TASK GROUP, INCORPORATED

COMPENSATION ARRANGEMENTS FOR THE NAMED EXECUTIVE OFFICERS

Set forth below is a summary of the annual and incentive compensation paid by Computer Task Group, Incorporated (the Company) to its named executive officers (defined in Regulation S-K Item 402(a)(3)) in their current positions as of the date of the filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2012. All of the Company's executive officers are at-will employees whose compensation and employment status may be changed at any time at the discretion of the Company's Board of Directors, subject only to the terms of employment agreements, as applicable, between the Company and these executive officers.

Effective January 1, 2013, the named executive officers are scheduled to receive the following annual base salaries in their current positions:

Current Annual Salary
James R. Boldt Chairman, President and Chief Executive Officer	$630,000
Brendan M. Harrington Senior Vice President, Chief Financial Officer	$305,000
Michael J. Colson Senior Vice President, Solutions	$303,000
Filip J.L. Gyde (1) Senior Vice President, General Manager, CTG Europe	$303,458
Ted Reynolds Vice President, Health Solutions	$292,000

Executive officers are also eligible to receive incentive compensation each year primarily based upon the achievement of certain targets. These targets may include specific levels of revenue growth, gross profit, operating income or earnings per share. Bonuses were awarded to the named executives for 2012 as follows:

2012 Bonus
James R. Boldt	$670,100
Brendan M. Harrington	$274,675
Michael J. Colson	$246,324
Filip J.L. Gyde	$199,684
Ted Reynolds	$129,408

(1)	Mr. Gyde is paid in Euros. This amount represents his base pay of 229,840 Euros translated into U.S. dollars at the January 1, 2013 exchange rate.